FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                 Current Report Pursuant to Section 13 or 15(b)
                     of the Securities Exchange Act of 1934

                          Date of report: July 18, 2001
                (Date of earliest event reported : July 9, 2001)


                           Continental Resources, Inc.
                          -----------------------------
             (Exact name of registrant as specified in its charter)


Oklahoma                             333-61547             73-0767549
----------------------------   ------------------------  ----------------
(State or other jurisdiction   (Commission File Number)  (I.R.S. Employer
    of incorporation)                                   Identification No.)

302 N. Independence, Suite 106, Enid, Oklahoma                   73701
----------------------------------------------                 --------
(Address of principal executive offices)                       (Zip Code)


                                  580-233-8955
                                  ------------
              (Registrant's telephone number, including area code)


          (Former name or former address, if changed since last report)

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Item 2. Acquisition of Assets

Continental Resources, Inc. completes acquisition of Farrar Oil Company

     On July 9, 2001, Continental Resources, Inc. completed its previously announced acquisition of the assets of Farrar Oil Company and the assets of Har-Ken Oil Company, oil and gas operating companies in Illinois and Kentucky, respectively. The aggregate purchase price paid for these assets was $33,670,220. The acquired assets include 512 operated and non-operated wells with daily production of approximately 1,760 barrels of oil and 1.76 million cubic feet of gas and proved reserves estimated to be 4.6 million barrels of oil and 7 billion cubic feet of gas as of December 31, 2000. The transaction will be treated as a purchase for accounting purposes. Continental Resources, Inc. does not expect to recognize any goodwill associated with this transaction.

     The purchase was funded through the revolving credit agreement with a consortium of banks with MidFirst Bank serving as agent. The credit agreement provides to Continental Resources, Inc. and its subsidiaries, Continental Gas, Inc. and Continental Resources of Illinois, Inc. (collectively, "Continental") a term loan of $27 million and a revolving credit loan of the lessor of (1) $33.0 million and (2) the Borrowing Base less the principal amount outstanding under the term loan. Initially, the Borrowing Base is $60.0 million. The Borrowing Base is subject to semi-annual adjustments based on engineering reports as of January 1 and July 1 of each year. The loan and the term loan will bear interest at either the prime rate, as published in the Wall Street Journal from time to time, plus a margin ranging up to .5% or at the LIBOR rate, as published in the Wall Street Journal from time to time, plus a margin ranging up to 2.25%. The choice of interest rate is at the option of Continental. The principal amount outstanding under the loans must be reduced if the Borrowing Base declines below specified levers, or Continental must pledge additional collateral to secure the loans. In addition, beginning in September 2001, Continental must make quarterly amortization payments of the principal amount outstanding under the term loan at the rate of $1.35 million per quarter. The loans are secured by a lien on all of Continental's oil and gas properties and related assets. The loan agreement contains certain covenants which require Continental to maintain certain ratios, including a current ratio, a ratio of debt to tangible net worth, and a debt service coverage ratio. In addition, the covenants limit Continental's ability to merger or consolidate, incur or guarantee debt, pledge assets, declare and pay dividends, make loans or advances, sell or discount receivables, change the character of its business, engage in transactions with affiliates, engage in certain hedging activities, make certain investments, amend its certificate of incorporation or by-laws, enter into lease agreements other than oil and gas leases, repurchase more than $10.0 million principal amount of its outstanding 10.25% Senior Subordinated Notes due 2008, and engage in speculative trading activities involving risks in excess of $1.0 million.

Item 7. Financial Statements and Exhibits

     (a) Financial Statements of Business Acquired

     Pursuant to Item 7 (a) (4), the financial statements for the business acquired will be filed within 60 days of July 23, 2001, the date that this report was required to be filed.

     (b) Pro Forma Financial Statements

     Pursuant to Item 7 (a) (4), the unaudited pro forma financial statements of Continental giving effect to the acquisition of assets of Farrar Oil Company and Har-Ken Oil Company will be filed within 60 days of July 23, 2001, the date that this report was requires to be filed.

     (c) Exhibits

     2.1. Purchase and Sale Agreement between Farrar Oil Company and Har-Ken Oil Company, as Sellers, and Continental Resources, Inc., as Purchaser, dated May 14, 2001.

    10.1. Second Restated Credit Agreement among Continental Resources, Inc., Continental Gas, Inc. and Continental Resources of Illinois, Inc., as Borrowers, and MidFirst Band, dated July 9, 2001.

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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   CONTINENTAL RESOURCES, INC.
                                         (Registrant)

Date July 18, 2001                 By ROGER V. CLEMENT
                                      Roger V. Clement
                                      Senior Vice President and
                                      Chief Financial Officer

                               INDEX TO EXHIBITS

Exhibit
Nos.    Description                        Method of Filing
----    -----------                        ----------------

2.1  Purchase and Sale Agreement between   Filed herewith electronically
     Farrar Oil Company and Har-Ken Oil
     Company, as Sellers, and Continental
     Resources, Inc., as Purchaser,
     dated May 14, 2001.

10.1 Second Restated Credit Agreement      Filed herewith electronically
     among Continental Resources, Inc.,
     Continental Gas, Inc. and
     Continental Resources of Illinois,
     Inc., as Borrowers, and MidFirst
     Bank, dated July 9, 2001.